BUSINESS LOAN AGREEMENT

THIS BUSINESS LOAN AGREEMENT ("Agreement") is entered into as of November 30, 2012, by and between **IRONCLAD PERFORMANCE WEAR CORPORATION**, a California corporation ("Borrower"), and **UNION BANK, N.A.**, a national banking association ("Bank"), with respect to each and every extension of credit (whether one or more, collectively referred to as the "Loan") from Bank to Borrower. In consideration of the Loan, Bank and Borrower agree to the following terms and conditions:

1. THE LOAN.

1.1 The Note. The Loan is evidenced by one or more promissory notes or other evidences of indebtedness, including each amendment, extension, renewal or replacement thereof, which are incorporated herein by this reference (whether one or more, collectively referred to as the "Note").

1.2 Revolving Loan. Subject to the terms and conditions of this Agreement, Bank will make advances to Borrower at Borrower's request in an aggregate principal amount at any one time outstanding not to exceed $6,000,000; provided, however, that in the event that the aggregate outstanding principal amount of all advances hereunder, including any requested advance, shall exceed $3,500,000 at any time, then the aggregate outstanding principal amount of all advances hereunder shall not exceed the lesser of (a) $6,000,000 and (b) the Borrowing Base (as such term is defined hereinbelow) (the "Revolving Loan"). Borrower may borrow, repay and reborrow all or any part of the Revolving Loan, subject to the terms and conditions of this Agreement. All advances must be requested not later than November 30, 2014, on which date all unpaid principal of and accrued but unpaid interest on the Revolving Loan shall be due and payable. As used in this Agreement, the term "Borrowing Base" shall mean an amount equal to the sum of (a) eighty percent (80%) of the net amount of all Eligible Accounts plus (b) the lesser of (i) fifty percent (50%) of the value of all Eligible Landed Inventory and (ii) $2,750,000, plus (c) thirty-five percent (35%) of the value of all Eligible In-Transit Inventory. Notwithstanding anything to the contrary contained hereinabove, (x) during the months of April to October, inclusive, of each calendar year, the aggregate outstanding principal amount of all advances against Eligible Inventory shall not exceed one hundred fifty percent (150%) of the aggregate outstanding principal amount of all advances against Eligible Accounts; and (y) during the months of November to March, inclusive, of each calendar year, the aggregate outstanding principal amount of all advances against Eligible Inventory shall not exceed one hundred percent (100%) of the aggregate outstanding principal amount of all advances against Eligible Accounts. If at any time Borrower's obligations to Bank under the Revolving Loan exceed the sum permitted hereinabove, Borrower shall immediately repay to Bank such excess.

The term "Accounts" means all presently existing and hereafter arising accounts receivable, contract rights, chattel paper, and all other forms of obligations owing to Borrower, payable in U.S. Dollars, arising out of the sale or lease of goods, or the rendition of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties and other security, as well as all merchandise returned to or reclaimed by Borrower and Borrower's books and records relating to any of the foregoing.

The term "Eligible Accounts" means those Accounts, net of finance charges, which have been validly assigned to Bank and strictly comply with all of Borrower's representations and warranties to Bank, but Eligible Accounts shall not include:

(a) Any Account with respect to which the account debtor is an officer, shareholder, director, employee or agent of Borrower;

(b) Any Account with respect to which the account debtor is a subsidiary of, related to, or affiliated or has common officers or directors with Borrower;

(c) Any Account with respect to which goods are placed on consignment, guaranteed sale or other terms by reason of which the payment by the account debtor may be conditional;

(d) Any Account with respect to which the account debtor is not located in the United States or Canada, except for Accounts owed by account debtors located in the Province of Quebec, which shall not be eligible. Notwithstanding the foregoing, Accounts owed by Performance On Hand, an Australian corporation, shall be eligible up to an amount equal to the lesser of (i) $500,000 and (ii) 15% of the aggregate amount of all Accounts;

(e) Any Account with respect to which the account debtor is a Federal, state or local governmental entity or agency, unless Bank, in its sole discretion, has agreed to the contrary in writing and Borrower, if necessary or desirable

has complied with the Assignment of Claims Act of 1940 or any applicable state statute or municipal ordinance of similar purpose and effect with respect thereto;

(f) Any Account with respect to which Borrower is or may become liable to the account debtor for goods sold or services rendered by the account debtor to Borrower;

(g) Any Account with respect to which there is asserted a defense, counterclaim, discount or setoff, whether well-founded or otherwise, except for those discounts, allowances and returns arising in the ordinary course of Borrower's business;

(h) Any Account with respect to which the account debtor becomes insolvent, fails to pay its debts as they mature or goes out of business or is owed by an account debtor which has become the subject of a proceeding under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, compositions or extensions with all or substantially all of its creditors;

(i) Any Account owed by any account debtor with respect to which 25% or more of the aggregate dollar amount of the Accounts owed by it is not paid within the terms described in subparagraph (j) hereinbelow;

(j) Any Account that is not paid within 60 days beyond date due (due 30 – 90 days), and Accounts not paid within 30 days beyond date due (due 91 – 183 days) with the specific inclusion of Balkamp, Inc. (180 days), Pep Boys (180 days) and AutoZone (183 days). Accounts owed by Balkamp, Inc. and Pep Boys shall be eligible for up to 210 days from invoice dates and Accounts owed by AutoZone shall be eligible for up to 213 days from invoice dates;

(k) That portion of any Account owed by any single account debtor which exceeds 15% of all of the Accounts, with the exception of Grainger, 511 Tactical, Costco and Orr Safety Corporation, with respect to which the concentration limit shall be 25%; and

(l) Any Account which Bank deems not to be an Eligible Account in its reasonable discretion.

The term "Inventory" means all present and hereafter acquired inventory of Borrower wherever located, including but not limited to all present and future goods held for sale or lease or to be furnished under a contract of service and all raw materials, work in progress or materials used or consumed in a business, finished goods and all proceeds and products or any of the foregoing, all guaranties and other security therefor, and all of Borrower's present and future books and records relating thereto (including computer-stored information and all software relating thereto) and all contract rights with third parties relating to the maintenance of any such books, records and information.

The term "Eligible Landed Inventory" means that portion of Borrower's Inventory of raw materials and finished goods consisting of Borrower's main line or lines of business products, which is (a) owned by Borrower free and clear of all Liens except those in favor of Bank, (b) held for sale or lease by Borrower and normally and currently saleable in the ordinary course of Borrower's business, (c) of good and merchantable quality, free from defects, (d) located only at locations of which Bank is notified in writing, and (e) subject to a first priority security interest in favor of Bank. The term "Eligible Landed Inventory" shall not include work in process, spare parts, returned items, damaged, defective or recalled items, items unfit for further processing, obsolete or unmerchantable items, items used as salesperson's samples or demonstrators, Inventory held in stock more than twelve (12) months or Inventory which Bank otherwise deems ineligible.

The term "Eligible In-Transit Inventory" means that portion of Borrower's Inventory that does not qualify as Eligible Landed Inventory solely because it is not located at one of the locations of which Bank has been notified in writing, but as to which (a) such Inventory is currently in transit (whether by vessel, air or land), (b) title to such Inventory has passed to Borrower and (c) such Inventory is insured against types of loss, damage, hazards and risks, and in amounts, reasonably satisfactory to Bank.

1.3 Collateral. The payment and performance of all obligations of Borrower under the Loan Documents are and shall be during the term of the Loan secured by a perfected security interest in such personal property collateral as is required by Bank pursuant to that certain Security Agreement dated as of even date herewith, between Borrower and Bank, and each security interest shall rank in first priority unless otherwise specified in writing by Bank.

2. CONDITIONS TO AVAILABILITY OF THE LOAN. Before Bank is obligated to disburse all or any portion of the Loan, Bank must have received (a) the Note and every other document required by Bank in connection with the Loan, each of which must be in form and substance satisfactory to Bank (together with this Agreement, referred to as the "Loan

Documents"), (b) confirmation of the perfection of its security interest in any collateral for the Loan, and (c) payment of any fee required in connection with the Loan.

3. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants (and each request for a disbursement of the proceeds of the Loan shall be deemed a representation and warranty made on the date of such request) that:

3.1 Borrower is a corporation, duly organized and existing under the laws of the state of its incorporation and is duly qualified to conduct business in each jurisdiction in which its business is conducted requiring such qualification;

3.2 The execution, delivery and performance of the Loan Documents executed by Borrower are within Borrower's corporate power, have been duly authorized, are legal, valid and binding obligations of Borrower, and are not in conflict with the terms of any charter, bylaw, or other organization papers of Borrower or with any law, indenture, agreement or undertaking to which Borrower is a party or by which Borrower is bound or affected;

3.3 All financial statements and other financial information submitted by Borrower to Bank are true and correct in all material respects, and there has been no Material Adverse Change since the date of the latest of such financial statements. As used in this Agreement, the term "Material Adverse Change" means with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding, but excluding any change in applicable law, a general economic downturn or event affecting Borrower's industry, or any change arising out of or relating to natural catastrophe events, acts of terrorism, war (whether or not declared) or other hostilities), a material adverse change in, or a material adverse effect on: (a) the business, operations, properties, condition (financial or otherwise), assets or income of Borrower; (b) the ability of Borrower to perform any material obligations under this Agreement or any other Loan Document to which it is a party; or (c) (i) the validity, binding effect or enforceability of any Loan Document, (ii) the rights, remedies or benefits available to Bank under the Loan Documents, taken as a whole, or (iii) the attachment, perfection or priority of any lien of Bank under the Loan Documents on any material portion of the collateral securing Borrower's obligations under the Loan Documents;

3.4 Borrower is properly licensed in each state in which Borrower is doing business that requires such licensure, and is in good standing in each state in which Borrower is doing business, and Borrower has complied with all laws and regulations affecting Borrower, including without limitation, each applicable fictitious business name statute;

3.5 There is no event which is, or with notice or lapse of time or both would be, an Event of Default (as defined in Article 5);

3.6 Borrower is not engaged in the business of extending credit for the purpose of, and no part of the Loan will be used, directly or indirectly, for purchasing or carrying margin stock within the meaning of Federal Reserve Board Regulation U; and

3.7 Borrower is not aware of any fact, occurrence or circumstance which Borrower has not disclosed to Bank in writing which has resulted in, or could reasonably be expected to result in, a Material Adverse Change.

4. COVENANTS. Borrower agrees, so long as the Loan or any commitment to make any advance under the Loan is outstanding and until full and final payment of all sums outstanding under any Loan Document, that Borrower will:

4.1 Maintain or achieve:

(a) Tangible Net Worth of at least $5,250,000. As used in this Agreement, "Tangible Net Worth" means net worth increased by indebtedness of Borrower subordinated to Bank and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, and monies due from affiliates (including officers, shareholders and directors);

(b) A ratio of total liabilities to Tangible Net Worth of not greater than 1.30 to 1.00;

(c) Net profit after taxes of not less than $1.00, to be measured as of the end of each fiscal quarter of Borrower for the 12 month period immediately preceding the date of measurement; and

(d) A ratio of current assets to current liabilities of not less than 1.70 to 1.00;

All accounting terms used in this Agreement shall have the definitions given them by generally accepted accounting principles in the United States ("GAAP"), unless otherwise defined herein.

4.2 Give written notice to Bank within 15 days of the following:

(a) Any litigation or arbitration proceeding affecting Borrower where the amount in controversy is $100,000 or more;

(b) Any material dispute which may exist between Borrower and any government regulatory body or law enforcement body;

(c) Any Event of Default or any event which, upon notice, or lapse of time, or both, would become an Event of Default;

(d) Any other matter which has resulted or is reasonably likely to result in a Material Adverse Change; and

(e) Any change in (i) Borrower's name or state of organization, (ii) the state where Borrower has its chief executive office or principal place of business, or (iii) the state where any collateral for the Loan is located.

4.3 Furnish to Bank an income statement, balance sheet, and statement of retained earnings, with supportive schedules ("Financial Statement"), and any other financial information reasonably requested by Bank, prepared in accordance with GAAP and in a form reasonably satisfactory to Bank as follows:

(a) Within 45 days after the close of each fiscal quarter, a copy of Borrower's Financial Statement as of the close of such fiscal quarter;

(b) Within 120 days after the close of each fiscal year, a copy of Borrower's annual Financial Statement prepared on an audited basis by an independent certified public accountant selected by Borrower and reasonably acceptable to Bank;

(c) Within 20 days after the close of any calendar month during which the Borrowing Base was in effect, copies of Borrower's agings of its Accounts and accounts payable; and

(d) Promptly upon request, any other financial information reasonably requested by Bank.

4.4 Furnish to Bank, on Bank's request, a copy of Borrower's most recently filed federal income tax return, with all accompanying schedules.

4.5 Pay or reimburse Bank for all costs, expenses and fees incurred by Bank in preparing and documenting this Agreement and the Loan, and all amendments and modifications thereof, if initiated by Borrower, including but not limited to all filing and recording fees, costs of appraisals, insurance and attorneys' fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff.

4.6 Maintain and preserve Borrower's existence, present form of business and all rights, privileges and franchises necessary or desirable in the normal course of its business, and keep all of Borrower's properties in good working order and condition.

4.7 Maintain and keep in force insurance with companies reasonably acceptable to Bank and in such amounts and types, including without limitation fire and public liability insurance, as is usual in the business carried on by Borrower, or as Bank may reasonably request. Such insurance policies must be in form and substance reasonably satisfactory to Bank.

4.8 Maintain adequate books, accounts and records and prepare all financial statements required hereunder in accordance with GAAP, and in compliance with the regulations of any governmental regulatory body having jurisdiction over Borrower or Borrower's business and permit employees or agents of Bank at any reasonable time and upon reasonable advance notice (except if an Event of Default has occurred and is continuing, in which case no advance notice shall be required hereunder) to inspect Borrower's assets and properties, and to examine or audit Borrower's books, accounts and records and make copies and memoranda thereof.

4.9 At all times comply with, or cause to be complied with, all laws, statutes, rules, regulations, orders and directions of any governmental authority having jurisdiction over Borrower or Borrower's business, and all material agreements to which Borrower is a party, unless Borrower's board of directors, using its reasonable business judgment, concludes that Borrower has legitimate and justified reasons not to comply with any such material agreement and Borrower promptly explains such reasons to Bank in writing.

4.10 Except as provided in this Agreement, or in the ordinary course of its business as currently conducted, not make any loans or advances, become a guarantor or surety, pledge its credit or properties in any manner, or extend credit.

4.11 Not purchase the debt or equity of another person or entity except for savings accounts and certificates of deposit of Bank, direct U.S. Government obligations and commercial paper issued by corporations with top ratings of Moody's or Standard & Poor's, provided that all such permitted investments shall mature within one year of purchase.

4.12 Not create, assume or suffer to exist any mortgage, encumbrance, security interest, pledge or lien ("Lien") on Borrower's real or personal property, whether now owned or hereafter acquired, or upon the income or profits thereof except the following: (a) Liens in favor of Bank, (b) Liens for taxes or other items not delinquent or contested in good faith and (c) other Liens securing indebtedness of Borrower which does not exceed $300,000 in the aggregate at any one time.

4.13 Not sell or discount (except in the ordinary course of Borrower's business as currently conducted) any Account or evidence of indebtedness, except to Bank, nor borrow any money or become contingently liable for money borrowed, except pursuant to agreements made with Bank.

4.14 Neither liquidate nor dissolve all or the greater part of its assets or business.

4.15 Not, without Bank's prior written consent, which shall not be unreasonably withheld, (a) enter into any consolidation, merger, partnership or other combination, (b) convey, sell or lease all or the greater part of its assets or business or (c) purchase or lease all or the greater part of the assets or business of another person or entity.

4.16 Not engage in any business activities or operations substantially different from or unrelated to Borrower's present business activities and operations.

4.17 Not declare or pay any dividends, other than dividends payable solely in its own common stock, or authorize or make any other distribution with respect to any of its stock now or hereafter outstanding.

4.18 Borrower will promptly, upon demand by Bank, take such further action and execute all such additional documents and instruments in connection with this Agreement as Bank in its reasonable discretion deems necessary, and promptly supply Bank with such other information concerning its affairs as Bank may reasonably request from time to time.

5. EVENTS OF DEFAULT. The occurrence of any of the following events (collectively, "Events of Default" and individually, an "Event of Default") shall terminate any obligation on the part of Bank to make or continue the Loan and automatically, unless otherwise provided under the Loan Documents, shall make all sums of interest and principal and any other amounts owing under the Loan immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or any other notices or demands:

5.1 Borrower shall default in the due and punctual payment of the principal of or the interest on the Note or any of the other Loan Documents; or

5.2 Borrower shall default in the due performance or observance of any other covenant or condition of the Loan Documents, except that Bank may, in its reasonable discretion, allow for a reasonable cure period; or

5.3 There shall be a change in ownership or control of 50% or more of the issued and outstanding stock of Borrower.

6. MISCELLANEOUS PROVISIONS.

6.1 The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other person, including but not limited to Bank's rights of setoff and banker's lien.

6.2 Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. No waiver shall be effective unless it is in writing and signed by an officer of Bank.

6.3 The benefits of this Agreement shall inure to the successors and assigns of Bank and the permitted successors and assigns of Borrower, and any assignment by Borrower without Bank's consent shall be null and void.

6.4 This Agreement and all other agreements and instruments required by Bank in connection herewith shall be governed by and construed in accordance with the laws of the State of California.

6.5 Should any one or more provisions of this Agreement be determined to be illegal or unenforceable, all other provisions nevertheless shall be effective. In the event of any conflict between the provisions of this Agreement and the provisions of the Note, the provisions of the Note shall prevail.

6.6 Except for documents and instruments specifically referenced herein, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Loan and all prior communications, verbal or written, between Borrower and Bank shall be of no further effect or evidentiary value.

6.7 Bank is subject to the USA Patriot Act and hereby notifies Borrower that pursuant to the requirements of that Act, Bank is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Bank to identify Borrower in accordance with that Act.

6.8 The section and subsection headings herein are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

6.9 This Agreement may be amended only in writing signed by all parties hereto.

6.10 Borrower and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original, but taken together shall be one and the same agreement.

6.11 Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the respective party at its address given with the signatures at the end of this Agreement and shall be considered to have been validly given: (a) upon delivery, if delivered personally; (b) upon receipt, if mailed, first class postage prepaid, with the United States Postal Service; (c) on the next business day if sent by overnight courier service of recognized standing; and (d) upon telephoned confirmation of receipt, if telecopied or e-mailed.

7. ADDITIONAL PROVISIONS.

The following additional provisions, if any, are hereby made a part of this Agreement:

7.1 In the case of any calendar month during which the Borrowing Base was in effect hereunder, Borrower shall furnish Bank, within 20 days after the close of such calendar month, (a) a copy of Borrower's agings of its Accounts and accounts payable and a report detailing the Inventory as of the close of such calendar month, and (b) a certification of compliance with the Borrowing Base, executed by Borrower, which certificate shall accurately report Borrower's Accounts, Eligible Accounts, Eligible Landed Inventory and Eligible In-Transit Inventory.

[Signature Page Follows]

THIS AGREEMENT is duly executed on behalf of the parties as of the date first set forth hereinabove.

"Borrower"

IRONCLAD PERFORMANCE WEAR CORPORATION

By: ______________________________
Thomas E. Kreig, Jr.
Senior Vice President – Finance

Address where notices to Borrower are to be sent:

Ironclad Performance Wear Corporation
2201 Park Place, Suite 101
El Segundo, California 90245
Attention: Thomas E. Kreig, Jr.
Senior Vice President -- Finance
Telephone Number: (310) 643-7800, extension 114
Fax Number: (310) 643-0300
E-Mail: tomk@ironclad.com

"Bank"

UNION BANK, N.A.

By: ______________________________
Alan Melikian
Vice President

Address where notices to Bank are to be sent:

Union Bank, N.A.
445 South Figueroa Street (G10-039)
Los Angeles, California 90071
Attention: Alan Melikian
Vice President
Telephone Number: (213) 236-6475
Fax Number: (213) 236-7558
E-Mail: alan.melikian@unionbank.com